AMENDMENT TO MASTER SUB-ADMINISTRATION AGREEMENT

This Amendment (this “Amendment”), dated as of December 18, 2023 and effective as of January 1, 2024 (the “Effective Date”), is by and among Transamerica Asset Management, Inc., a Florida corporation (the “Administrator”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”).

WHEREAS, Transamerica Fund Services, Inc., a Florida corporation (“TFS”), and the Sub-Administrator were parties to that certain Master Sub-Administration Agreement, dated and effective as of December 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), pursuant to which TFS retained the Sub-Administrator to furnish certain administrative services to the Trusts; and

WHEREAS, pursuant to that certain Novation Agreement, dated as of April 7, 2016 (the “Novation Agreement”) by and between TFS and the Administrator, TFS transferred by novation all of its rights and obligations under the Agreement to the Administrator, and the Administrator assumed such rights and obligations;

WHEREAS, the Administrator desires to amend the Agreement to extend the maturity date of the Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Administrator and the Sub-Administrator hereby agree as follows:

1.  Amendment to the Agreement. Effective as of the Effective Date, the first sentence of Subsection 12.1 of the Agreement is hereby deleted in its entirety and replaced with the following first sentence:

“12.1.  This Agreement shall remain in full force and effect for an extended term beginning January 1, 2024 and ending December 31, 2026 (the “Extended Term”).”

2.  Definitions.

Effective as of the Effective Date, throughout the entire document, the term “Initial Term” is hereby deleted in its entirety and replaced with the term “Extended Term.”

All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

3.  Representations. By executing this Amendment, the Administrator reconfirms its representations and warranties set forth in Section 4 of the Agreement.

4.  Governing Law; Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one instrument.

Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Vincent J. Toner
Name:	Vincent J. Toner
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gregory V. Nikiforow
Name:	Gregory V. Nikiforow
Title:	Vice President

Information Classification: Limited Access